Exhibit 99.1

DURECT Corporation Announces First Quarter 2006 Financial Results

CUPERTINO, Calif., May 2, 2006/PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) announced today financial results for the three months ended March 31, 2006.

DURECT’s net loss for the three months ended March 31, 2006 was $6.3 million or 10 cents per share, compared to a net loss of $5.4 million or 10 cents per share for the same period in 2005. DURECT’s results for the three months ended March 31, 2006 included non-cash charges for the amortization of intangible assets and stock-based compensation of $1.2 million, compared to $353,000 for the same period in 2005. Cash used in operating activities was $3.3 million for the three months ended March 31, 2006, compared to $5.2 million for the same period in 2005.

“We continue to drive forward our development programs and carry the momentum from 2005 into the first quarter of 2006. We are pleased with development progress of Remoxy, an abuse-resistant, long-acting, oral pain medication under development by Pain Therapeutics, Inc. and its commercialization sub-licensee King Pharmaceuticals, Inc., based on DURECT’s patented ORADUR™ technology, and the clarification of the pathway to regulatory approval afforded by the Special Protocol Assessment received in February 2006,” said Jim Brown, D.V.M., President and CEO of DURECT.

Dr. Brown continued, “We also continue to advance our post-operative pain relief depot, SABER-Bupivacaine, development program. During 2006, our U.S. IND was accepted by the FDA, we announced results from our Phase II Australian clinical study in hernia patients and we initiated dosing in our first U.S. clinical trial, a Phase II, placebo-controlled trial in hernia patients.”

Total revenues were $5.2 million for the three months ended March 31, 2006, compared to $5.4 million for the same period in 2005. Total collaborative research and development and other revenues were $3.1 million for the three months ended March 31, 2006, compared with $3.6 million for the same period in 2005. The decrease in total revenues is primarily attributable to lower collaborative research and development revenue recognized from our agreements with Voyager Pharmaceutical Corporation and Endo Pharmaceuticals, Inc., offset by higher product revenues from our ALZET product lines.

Research and development expenses were $7.2 million for the three months ended March 31, 2006, compared to $6.7 million for the same period in 2005. The increase was primarily attributable to the stock-based compensation expense of $614,000 related to research and development personnel recognized under SFAS 123R (Share-based Payments) in the first quarter of 2006.

Selling, general and administrative expenses were $3.0 million for the three months ended March 31, 2006, compared to $2.5 million for the same period in 2005. The increase in the three months ended March 31, 2006 was primarily attributable to the higher product assessment and market research related expenses as well as the stock-based compensation expense of $321,000 related to selling, general and administrative personnel recognized under SFAS 123R in the first quarter of 2006.

Interest and other income was $906,000 for the three months ended March 31, 2006, compared with $485,000 for the same period in 2005. The increase in interest income was primarily the result of higher yields as well as higher average cash and investment balances during the three months ended March 31, 2006 compared with the same period in 2005. Interest expense was $1.1 million for the three months ended March 31, 2006 and 2005. The interest expense was primarily due to the interest accrued on our convertible notes issued in 2003.

At March 31, 2006, DURECT had cash and investments of $87.9 million, including $1.7 million in restricted investments, compared with cash and investments of $91.0 million at December 31, 2005.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies. The company is developing pharmaceutical systems to deliver the right drug to the right place in the right amount at the right time to treat chronic and episodic diseases and conditions.

NOTE: SABER™, ORADUR™, DURIN™, TRANSDUR™ and MICRODUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s products in development, product development plans and projected financial results are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s (and that of its third party collaborators where applicable) abilities to design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 16, 2006 under the heading “Risk Factors.”

DURECT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended March 31,
	2006	2005
	(unaudited)	(unaudited)
Collaborative research and development and other revenue	$3,058	$3,597
Product revenue, net	2,153	1,757

Total revenues	5,211	5,354

Operating expenses:
Cost of revenues (1)	829	671
Research and development (1)	7,164	6,664
Selling, general and administrative (1)	3,005	2,508
Amortization of intangible assets	300	303

Total operating expenses	11,298	10,146

Loss from operations	(6,087)	(4,792)

Other income (expense):
Interest and other income	906	485
Interest expense	(1,077)	(1,120)

Net other loss	(171)	(635)

Net loss	$(6,258)	$(5,427)

Net loss per share, basic and diluted	$(0.10)	$(0.10)

Shares used in computing basic and diluted net loss per share	61,837	51,887

___________
(1) Stock-based compensation related to the following:

Cost of revenues	$8	$—
Research and development	614	46
Selling, general and administrative	321	4

	$943	$50

DURECT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2006	2005 (1)
Assets
Current assets:
Cash and cash equivalents	$44,093	$65,542
Short-term investments	29,731	18,022
Restricted investments	203	321
Accounts Receivable	3,164	4,488
Inventories	1,998	2,047
Prepaid expenses and other current assets	2,016	3,659

Total current assets	81,205	94,079

Property and equipment, net	7,580	7,304
Goodwill	6,399	6,399
Intangible assets, net	235	536
Long-term investments	12,330	5,459
Restricted investments	1,505	1,653
Other non-current assets	1,825	1,984

Total assets	$111,079	$117,414

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued liabilities and deferred revenue	$8,114	$9,643
Long-term obligations, current portion	221	234

Total current liabilities	8,335	9,877

Long-term obligations, noncurrent portion	63,790	64,185

Stockholders’ equity	38,954	43,352

Total liabilities and stockholders’ equity	$111,079	$117,414

(1)	Derived from audited financial statements.

SOURCE DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning, DURECT Corporation, +1-408-777-1417